Exhibit Number 11

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

The following is a reconciliation of the numerator and denominator of basic earnings per share and diluted earnings per share for the six-month periods ended December 31, 2002 and 2001 and for the years ended June 30, 2002, 2001 and 2000:

	Six Months Ended December 31,		Fiscal Year Ended June 30,
	2002	2001	2002	2001	2000
Numerator:
Net Income per the Consolidated Statement of Operations	$23,460	$17,515	$38,677	$25,240	$22,374
Denominator:
Average shares outstanding utilized in the calculation of basic earnings per share	24,191,407	23,598,077	23,910,023	23,845,878	25,371,234

Unvested shares of Recognition and Retention Plan	43,043	232,776	140,771	397,404	601,985
Common stock equivalents resulting from the dilutive effect of "in-the-money" stock options	1,008,342	1,119,847	995,508	921,470	568,742
Average shares outstanding utilized in the calculation of diluted earnings per share	25,242,792	24,950,700	25,046,302	25,164,752	26,541,961

Note:  All shares amounts stated reflect the Company's 3-for-2 stock splits in the form of 50% stock dividends that were paid on August 21, 2001 and April 24, 2002.